EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hawkins, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-87582 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated, and 333-123080 on Form S-8 relating to the Hawkins, Inc. 2004 Omnibus Stock Plan of our reports dated June 4, 2010, with respect to the balance sheet of Hawkins, Inc. as of March 28, 2010, the related statements of income, shareholders’ equity, and cash flows for the year ended March 28, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 28, 2010, which report appears in the March 28, 2010 annual report on Form 10-K of Hawkins, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
June 4, 2010